EXHIBIT 10.5

AMENDMENT TO THE KIRBY CORPORATION

DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

THIS AGREEMENT by Kirby Corporation (the "Company"),

W I T N E S S E T H:

WHEREAS, the Company maintains a nonqualified plan entitled " Kirby Corporation Deferred Compensation Plan for Key Employees" (the "Plan");

WHEREAS, the Company retained the right in Section Eleven of the Plan to amend the Plan at any time;

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, Section Six (b) of the Plan is hereby amended in its entirety to read as follows:

(b) Earnings Credits to Accounts. Except as provided herein, as of each Valuation Date, there shall be two adjustments, (i) each Participant's Account shall be credited with earnings equal to the product of (x) the Value of such Participant's Account as of the preceding Valuation Date (less any distributions from such Participant's Account since such preceding Valuation Date), and (y) the Profit Sharing Quarterly Rate for the Quarter in which such Valuation Date occurs, and (ii) then, any Employer Contributions to be credited to such Participant's Account as of such Valuation Date shall be credited to such Account, and shall commence to earn the Profit Sharing Quarterly Rate as of the first day of the following Quarter. For all purposes hereof, the Profit Sharing Quarterly Rate for the Quarter of reference shall mean the quotient, expressed as a percentage rounded to two decimal places, of (i) the earnings (or losses) of the Profit Sharing Plan for the Quarter of reference, divided by (ii) the excess of (x) the aggregate amount allocated to Participant Accounts under the Profit Sharing Plan as of the end of the Quarter preceding the Quarter of reference, over (y) the aggregate amount distributed from the Participant Accounts during the Quarter of reference, all as reasonably determined by the Administrator in its sole discretion.

Notwithstanding the foregoing, if a Participant incurs a termination of employment and may not take a distribution due to the six-month delay required under Section 409A of the Code and Section Eight of the Plan, the following rules shall apply:

(i)
If the Participant's final Valuation Date:

(A)
occurs at the end of a Quarter, the rules of clause (i) of the first paragraph of Section Six(b) shall apply, or

(B)
does not occur at the end of a Quarter, the Administrator shall reasonably determine in its sole discretion a pro-rated Profit Sharing Quarterly Rate for the period commencing as of the end of the Quarter preceding the final Valuation Date and ending on the final Valuation Date using the principles outlined in the first paragraph of this Section Six(b); and

(ii)
then, during the period of the delayed payment, the Employer Contribution to be credited to such Participant's Account shall be the aggregate of the following:

(A)
for the period commencing on the Participant's date of termination of employment and ending on the first business date of the month following such date of termination of employment, an amount equal to the product of (x): the Account Balance as of the Participant's date of termination of employment and (y) the prime rate as published in the Wall Street Journal (and in the absence of such paper, at Kirby's primary lending bank) as of such first business date multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is 365, and

(B)
for each month thereafter, an amount equal to the product of (x): the Account Balance as of the last day of the month immediately preceding the month in reference and (y) the prime rate as published in the Wall Street Journal (and in the absence of such paper, at Kirby's primary lending bank) as of the first business date of the month in reference divided by 12.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed this 24th day of April, 2018, to be effective for Participants whose employment terminates on or after April 24, 2018.

KIRBY CORPORATION

By:	/s/ Kim B. Clarke
Title:	Vice President Human Resources